Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "BTHC X, INC.", FILED IN THIS OFFICE ON THE TENTH DAY OF DECEMBER, A.D. 2007, AT 12:39 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID RESTATED CERTIFICATE IS THE THIRTY-FIRST DAY OF DECEMBER, A.D. 2007.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4206086 8100

AUTHENTICATION: 6229351

071301312

DATE: 12-11-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:00 PM 12/10/2007
FILED 12:39 PM 12/10/2007
SRV 071301312 - 4206086 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BTHC X, INC.

BTHC X, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

The Certificate of Incorporation of the Corporation is hereby amended by inserting the following as the second paragraph of "Section 1. Authorization of Shares":

"Upon this Certificate of Amendment of Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the corporation's Common Stock, par value $.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time will automatically be reclassified into 1/2.86 of a share of Common Stock, par value $.001 per share, of the Corporation (the "New Common Stock"). Each certificate that theretofore represented shares of Old Common Stock represented by such certificate shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification. No fractional shares of New Common Stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of New Common Stock will receive a full share of New Common Stock."

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, BTHC X, Inc. has caused this Certificate to be executed by Timothy P. Halter, its President, on this 10th day of December, 2007 to be deemed effective on the 31st day of December, 2007.

BTHC X, Inc.

By: [signature]
Name: Timothy P. Halter
Office: President